EXHIBIT 99.1

Summer Infant Reports Third Quarter Results

Company Wins Five Awards at ABC Show; Continues Focus on New Product Development and Operational Execution

WOONSOCKET, R.I., Nov. 4, 2015 (GLOBE NEWSWIRE) -- Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ:SUMR), global leader in premium infant and juvenile products, today announced financial results for the third quarter and nine months ended October 3, 2015.

"Summer Infant continued to focus on long-term fundamentals this quarter, and in that regard we accomplished a great deal," said Bob Stebenne, Chief Executive Officer. "Core branded revenue grew slightly year-over-year, but this only tells part of the story. Investments in new product development and category expansion have laid the groundwork for accelerated growth expected in the quarters to come. We saw a high amount of enthusiasm for our brand extensions, new product introductions, and 'smart nursery' at industry events in both Cologne, Germany and Las Vegas, at the ABC Kids Expo, where we also received five awards for design and innovation – more than any other company at the show. Retail interest at these events exceeded our expectations and, we believe, will serve to build momentum for order flow going forward.

"At the same time, we have continued our commitment to cost reduction, inventory optimization, and exiting non-core businesses. Our inventory levels are not yet in line with our goals but reflect much higher-value investment in core products, including those being rolled out this quarter; we've already cleared out about 85% of targeted eliminations and most of our furniture line. We're also benefiting from a stronger balance sheet, reduced interest expense, and year-to-date operating cash flow of $8.5 million – versus a $5.1 million use of cash last year. The headcount reductions and other streamlining initiatives previously announced are already underway and have had a positive impact this year. Overall, the Company is executing a plan to improve margins, drive higher growth, and become a stronger name in the juvenile space, positioning us well for 2016 and beyond."

Third Quarter Results

Net sales for the three months ended October 3, 2015 were $50.2 million compared with $51.0 million for the three months ended September 30, 2014. Excluding $1.5 million and $2.7 million of sales related to non-core business in licensed, private label, and furniture sales during the third quarter of fiscal 2015 and 2014, respectively, as well as $0.8 million in unfavorable foreign exchange effect on a constant currency basis in fiscal 2015, core branded sales increased by 2.5%. In addition, the Company sold or eliminated approximately $2.2 million of excess inventory during the quarter, negatively impacting both sales and margins.

Gross profit for the third quarter of 2015 was $15.6 million compared with $16.6 million in the third quarter of 2014, and gross margin was 31.1% in fiscal 2015 versus 32.5% last year. The decline in gross margin dollars and as a percent of sales in the quarter was primarily due to $0.1 million of losses on the sale of aged inventory below cost, $0.2 million of inventory charges taken related to exiting the furniture category, $0.3 million of temporary, additional costs tied to inventory mix changes at the Company's west coast distribution center, and $0.5 million unfavorable foreign exchange effect on a constant currency basis. Excluding the impact of the aforementioned charges, gross margin would have been 33.8% for the third quarter of 2015.

Selling expenses were $4.1 million in the third quarter of 2015 compared with $4.5 million in the third quarter of 2014, primarily reflecting lower sales and cost controls. General and administrative expenses rose to $13.0 million in fiscal 2015 from $10.1 million in fiscal 2014, primarily due to $3.7 million of legal expenses incurred in connection with ongoing litigation. The Company continues to implement cost reduction actions that are expected to reduce general and administrative expenses further going forward.

Interest expense decreased to $0.6 million in the third quarter of 2015 from $0.9 million last year, reflecting reduced debt levels and lower interest rates on the Company's new credit facility.

The Company reported a net loss of $1.8 million, or $(0.10) per share, in the third quarter of 2015 compared with a net loss of $0.1 million, or $(0.01) per diluted share, in the third quarter of 2014.

Adjusted EBITDA for the third quarter of 2015 was $3.1 million compared with $3.6 million for the third quarter of 2014. Adjusted EBITDA for the third quarter of 2015 includes $4.3 million in bank permitted add-back charges (including the aforementioned $3.7 million of litigation expenses) compared with $1.1 million in the third quarter of 2014.

Adjusted EBITDA and constant currency sales are non-GAAP metrics. Adjusted EBITDA excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. An explanation of these measures also is included under the heading below "Use of Non-GAAP Financial Information."

Balance Sheet Highlights

As of October 3, 2015, the Company had approximately $1.1 million of cash and $53.5 million of debt compared with $1.3 million of cash and $58.7 million of debt on January 3, 2015.

Inventory at October 3, 2015 was $43.6 million compared with $44.0 million at January 3, 2015. The Company has sold or eliminated approximately $8.9 million of excess inventory during the first nine months of fiscal 2015 and offset those reductions with inventory to support new product introductions.

Trade receivables at the end of the third quarter were $36.1 million compared with $38.8 million as of January 3, 2015. Accounts payable and accrued expenses were $36.6 million as of October 3, 2015, compared with $30.5 million at the end of fiscal 2014.

Legal Matters

The Company reached a partial settlement of its outstanding lawsuit against former employees of the Company and Dulcie Madden and Carson Darling, principals of Rest Devices, Inc, a former consultant to the Company, and as of November 1, 2015, the Company, Ms. Madden and Mr. Darling entered into a confidential settlement agreement. The settlement agreement did not resolve any claims against the remaining defendants, and the Company intends to continue to vigorously pursue the matter with respect to the remaining defendants and to protect its confidential and proprietary information.

Conference Call Information

Management will host a conference call to discuss the financial results tomorrow, November 5, at 9:00 a.m. ET. To listen to the live call, visit the Investor Relations section of the Company's website at www.summerinfant.com or dial 877-270-2148 or 412-902-6510. An archive of the webcast will be available on the Company's website.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a global leader of premium infant and juvenile products for ages 0-3 years which are sold principally to large North American and international retailers. The Company currently sells proprietary products in a number of different categories including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, strollers, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, and infant feeding products. For more information about the Company, please visit www.summerinfant.com.

Use of Non-GAAP Financial Information

This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, constant currency, adjusted net income and adjusted earnings per share. Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release. Constant currency sales are determined by applying a fixed exchange rate, calculated as the 12-month average in 2015, to the current local currency sales amounts, with the difference in reported sales being attributable to currency. Adjusted net income and adjusted earnings per share mean net income excluding certain items as detailed in the reconciliation table included in this release. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that the presentation of these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, and they indicate more clearly the ability of the Company's assets to generate cash sufficient to repay its indebtedness, meet capital expenditure and working capital requirements, comply with the financial covenants of its loan agreements and otherwise meet its obligations as they become due. These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as an indicator of financial performance or liquidity. The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance. Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believes," "estimate" and similar expressions, and include statements regarding the Company's expectations regarding future accelerated growth and order flow, improved margins, stronger brand recognition and the impact of cost reduction efforts. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the concentration of the Company's business with retail customers; the ability of the Company to compete in its industry; the Company's ability to continue to control costs and expenses, including legal expenses; the Company's dependence on key personnel; the Company's reliance on foreign suppliers; the Company's ability to develop, market and launch new products; the Company's ability to grow sales with existing and new customers and in new channels; the Company's ability to meet required financial covenants under its loan agreements; and other risks as detailed in the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 2015, and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

Tables to Follow

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	October 3, 2015	September 30, 2014	October 3, 2015	September 30, 2014

Net sales	$ 50,205	$ 51,020	$ 155,025	$ 154,390
Cost of goods sold	34,600	34,420	108,674	103,897
Gross profit	$ 15,605	$ 16,600	$ 46,351	$ 50,493
General and administrative expenses(1)	12,953	10,107	35,235	29,503
Selling expense	4,119	4,456	13,295	13,742
Depreciation and amortization	1,275	1,369	3,927	4,132
Operating (loss) income	$ (2,742)	$ 668	$ (6,106)	$ 3,116
Interest expense	589	870	2,753	2,571
(Loss)/income before taxes	$ (3,331)	$ (202)	$ (8,859)	$ 545
Income tax (benefit)/expense	(1,500)	(64)	(3,313)	179
Net (loss)/income	$ (1,831)	$ (138)	$ (5,546)	$ 366
(Loss)/income per diluted share	$ (0.10)	$ (0.01)	$ (0.30)	$ 0.02

Shares used in fully diluted EPS	18,309,381	18,086,441	18,239,490	18,196,470

Reconciliation of Non-GAAP EBITDA

Net (loss)/income	$ (1,831)	$ (138)	$ (5,546)	$ 366
Plus: interest expense	589	870	2,753	2,571
Plus: (benefit)/expense for income taxes	(1,500)	(64)	(3,313)	179
Plus: depreciation and amortization	1,275	1,369	3,927	4,132
Plus: non-cash stock based compensation expense	280	468	700	1,011
Plus: permitted add-backs (2)	4,324	1,097	9,339	2,455
Adjusted EBITDA	$ 3,137	$ 3,602	$ 7,860	$ 10,714

Reconciliation of Adjusted EPS
Net (loss) Income	$ (1,831)	$ (138)	(5,546)	366
Plus: permitted add-backs(3)	2,378	749	5,846	1,648
Plus: unamortized financing costs (4)	--	$ --	428	--
Adjusted net income	$ 547	$ 611	$ 728	$ 2,014
Adjusted earnings per diluted share	$ 0.03	$ 0.03	$ 0.04	$ 0.11

(1) Includes stock option expense

(2) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements. Permitted addbacks for the three months ended October 3, 2015 consisted of special projects, primarily legal fees ($3,825), losses from exiting the furniture category ($215), losses from the inventory liquidation plan ($103), board fees ($131) and severance related costs ($50). Permitted add-backs for the three months ended September 30, 2014 consisted of special projects ($323), severance costs ($246), close-out sales related to furniture ($233), car-seat related scrap ($146), board fees ($129), and Carter's related scrap ($20). Permitted add-backs for the nine months ended October 3, 2015 consisted of special projects, primarily legal fees ($6,021), losses from the inventory liquidation plan ($1,878), losses from exiting the furniture category ($949), board fees ($441) and severance related costs ($50). Permitted add-backs for the nine months ended September 30, 2014 consisted of special projects ($1,171), severance related costs ($396), board fees ($271), close-out sales related to furniture ($232), Carter's related scrap ($170), car-seat related scrap ($146) and losses on Carter's related sales ($69).

(3) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements, net of taxes. Permitted addbacks for the three months ended October 3, 2015 consisted of special projects, primarily legal fees ($2,104), losses from exiting the furniture category ($118), losses from the inventory liquidation plan ($57), board fees ($72) and severance related costs ($27). Permitted add-backs for the three months ended September 30, 2014 consisted of special projects ($221), severance costs ($168), close-out sales related to furniture ($159), car-seat related scrap ($99), board fees ($88), and Carter's related scrap ($14). Permitted add-backs for the nine months ended October 3, 2015 consisted of special projects, primarily legal fees ($3,769), losses from the inventory liquidation plan ($1,176), losses from exiting the furniture category ($594), board fees ($276) and severance related costs ($31). Permitted add-backs for the nine months ended September 30, 2014 consisted of special projects ($786), severance related costs ($266), board fees ($182), close-out sales related to furniture ($156), Carter's related scrap ($114), car-seat related scrap ($98) and losses on Carter's related sales ($46).

(4) Write off of unamortized deferred financing costs and termination fees associated with the Company's old credit facility, net of taxes, for the nine months ended October 3, 2015 ($428).

Summer Infant, Inc
Consolidated Balance Sheet
(amounts in thousands of US dollars)

	October 3, 2015	January 3, 2015
	(unaudited)

Cash and cash equivalents	$ 1,104	$ 1,272
Trade receivables, net	36,057	38,794
Inventory, net	43,622	44,010
Property and equipment, net	11,890	13,080
Other intangible assets, net	20,326	20,679
Other assets	4,533	4,632
Total assets	$ 117,532	$ 122,467

Accounts payable	$ 31,818	$ 21,878
Accrued expenses	4,756	8,628
Current portion of long-term debt	2,089	1,641
Long term debt, less current portion	51,436	57,097
Other long term liabilities	2,726	2,994
Deferred tax liabilities	2,418	2,378
Total liabilities	$ 95,243	$ 94,616

Total stockholders' equity	22,289	27,851
Total liabilities and stockholders' equity	$ 117,532	$ 122,467

CONTACT: Company Contact:
         Chris Witty
         Investor Relations
         646-438-9385
         cwitty@darrowir.com